EXHIBIT 99.4

Mr Roger Desmarchelier	Our ref SGB06-CustAUP2of05-SAL
Executive Manager Securitisation	Contact Meg De Angelis 9335 8250

Crusade Management Limited

55 Market Street

Sydney NSW 2000

3 May 2006

Dear Roger

Agreed Upon Procedures - Crusade Trust No. 2 of 2005

St.George Custodial Pty Ltd required an audit to be performed in accordance with the Crusade Trust No. 2 of 2005 Custodian Agreement (‘Custodian Agreement’).

Our engagement was undertaken in accordance with the basic principles and general guidance set out in Australian Auditing Standard AUS 904 “Engagements to Perform Agreed-upon Procedures”.

Procedures

In accordance with the requirements set out in Schedule 1 of the Custodian Agreement, an audit of the custodial role with respect to the Relevant Documents for Crusade Trust No. 2 of 2005 was performed. The following procedures were undertaken to perform the audit:

a)	Through management inquiry and observation, ensured that adequate controls and procedures are in place to:
i)	segregate relevant documents from other mortgage title documents held by the Custodian; and
ii)	safeguard the relevant documents from being removed or tampered with, except with appropriate authorisation.
b)	Through discussions with management, ensured that there is an appropriate security packet tracking system to identify:
i)	the relevant documents as separate and distinct from other mortgage title documents held by the custodian; and
ii)	identify the location of the relevant documents at any time.
c)	A random sample of 10 security packets was selected. For each security pack in the sample we cited the following relevant documents:
	i)	Mortgage Deed;
	ii)	Certificate of Title;
	iii)	Loan application signed by the borrower; and
iv)	Loan contract signed by the borrower for loans originated on or after November 1996.
d)	For each security pack in the sample we traced the pack’s actual storage location to the location information contained on the system.

Findings

No exceptions were noted for the procedures performed above.

Statement

Based on the results of the procedures performed in accordance with steps (a) through (d), we grade the custodial performance of St.George Custodial Pty Ltd as “Good”.

Disclaimer

The foregoing procedures do not constitute an audit in accordance with Australian Auditing Standards or a review made in accordance with Australian Auditing Standard AUS 902 “Review of Financial Reports.”

This letter is solely for the information of the addressee in connection with the role of St.George Custodial Pty Ltd as custodian for Crusade Trust No. 2 of 2005. It is not to be used, circulated, quoted or otherwise referred to, in whole or in part for any other purpose without our written consent.

Yours sincerely

/s/ Andrew Yates

Andrew Yates

Partner

Our ref STGESGB-
06CrusConsentLtr1108-SAL.doc

The Directors

Crusade Management Limited

Level 4

4-16 Montgomery Street

Kogarah NSW  2217

20 December 2006

Dear Sirs

Crusade Global Trusts

This consent is given by KPMG concerning the submission of the 10K report to the SEC for the year ended 30 September 2006 in respect of Crusade Global Trust No. 2 of 2005.

KPMG consent to its custodial agreed upon procedures reports, in respect of the Crusade Global Trust No. 2 of 2005 (dated 3 May 2006) being included in the submission of the 10K report.

Yours faithfully

/s/ Andrew Yates

Andrew Yates

Partner